Exhibit 99.1

METROCORP BANCSHARES, INC. NASDAQ: MCBI

MetroBank Learning from the past. Moving to the future. PiperJaffray Financial Services Conference March15-16, 2005

Forward-Looking Statements The statements contained in this presentation that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Actual results could differ materially from those projected due to changes in interest rates, competition in the industry, changes in local and national economic conditions and various other factors. Additional information concerning such factors that could affect MetroCorp is contained in MetroCorp's filings with the SEC.

Mission MetroBank is a high-performance Texas- based community bank dominant in the Asian market, with the highest quality of service and product value. We enhance and develop innovative, optimal and professional core competencies to meet the current and emerging needs of our market with passion and urgency.

18 Years of Growth and Opportunity Largest publicly-owned Asian- American bank in the Southeast U.S. $900 million+ asset base Profitable each year 75% of our employees are multilingual Established foothold in Houston/Dallas

Asian population in US, 2000 Growing at an average annual rate of 3.8% The Asian population in Texas is about 15.2% of the Asian population of California. Source: U.S. Census, 2000

Asian population in Texas, 2000 Growing at an average annual rate of 4.5% Source: U.S. Census, 2000

MetroBank Locations, Houston

MetroBank Locations, Dallas Opportunity

MetroBank History 1987 Bank opens for business 1988 Name change 1989 1st acquisition; Initial loan agreement with SBA 1998 NASDAQ listing listing listing listing

Profitable every year Profitable every year

Efficiency Ratio

FTEs and Open Positions 2004 FTEs and Open Positions 2004

Assets vs. NPAs Trend Assets vs. NPAs Trend

Industry Concentration Industry Concentration

Leaders An average of 20 years of banking experience Don J. Wang Chairman of the Board George M. Lee President, CEO, Executive Vice Chair of MetroCorp David Tai Chief Business Development Officer, President of Bank Bert Baker Chief Lending Officer David Choi Chief Financial Officer Allen Cournyer Chief Information and Operations Officer Kevin Shu Chief Accounting Officer Esau Liu Regional President - Dallas Michelle Phung Chief Human Resources Officer Terrance Tangen Chief Credit Officer

Management Teams David Tai & Bert Baker Business Development Terry Tangen & Steve Sung Asset Quality Allen Cournyer & Andy Ho Technology and Operations Michelle Phung & Rosie Antoine Human Resources David Choi & Kevin Shu Finance/Accounting Diverse Skills. Diverse Cultures.

Expectations Asset quality improvement Efficiency ratio improvement Balanced asset/earning growth Improved investor relationships Brand/Image improvement

METROCORP BANCSHARES, INC. NASDAQ: MCBI